Exhibit 99.1

International Shipholding Corporation Reports First Quarter Results

    NEW ORLEANS--(BUSINESS WIRE)--April 29, 2004--International Shipholding Corporation (NYSE: ISH) today reported results for the quarter ended March 31, 2004. Net income for the first quarter of 2004 was $2.897 million as compared to $2.994 million for the first quarter of 2003 and $1.651 million for the fourth quarter of 2003.
    During the first quarter of 2003, we realized a before tax gain of approximately $1.26 million resulting from the retirement at a discount of approximately $7.9 million of our 7.75% Unsecured Notes scheduled to mature in 2007. Excluding this gain, first quarter 2003 net income was $2.175 million compared to 2004 first quarter net income of $2.897 million, or an improvement of $722,000 in the current quarter.
    Improvement in the current quarter resulted from increased earnings attributable to our 50 percent investment in two Capesize bulk carriers which operate in an international bulk carrier pool and improved volume and rates achieved in our U.S. flag and foreign flag LASH liner services. General market conditions continue to be firm as we enter the second quarter.
    The aforementioned improvements were partially offset by lower results from our U.S. flag pure car carriers in the first quarter of 2004 as compared to the same quarter of 2003. Additionally, our multi-purpose vessel, GREEN WAVE, which previously operated under charter to the U.S. Military Sealift Command, contributed to the first quarter 2003 results. The vessel completed its charter in early 2003 and was sold shortly thereafter.
    Regularly scheduled debt payments together with approximately $8.5 million of early debt retirements and the refinancing of approximately $16.7 million of debt at lower rates during the past twelve months has resulted in lower interest expense in the first quarter of 2004 as compared to the same quarter of 2003. Additionally, in the first quarter of 2004, we experienced a loss of $623,000 on the sale of marketable securities as a result of our decision to redirect the management of our captive insurance company's investment portfolio.
    Certain statements made in this release on our behalf that are not based on historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about future events and are therefore subject to risks and uncertainties. We caution readers that certain important factors have affected and may affect in the future of our actual consolidated results of operations and may cause future results to differ materially from those expressed in or implied by any forward-looking statements made in this release on our behalf. A description of certain of these important factors is contained in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2003.
    The common stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH.


    Unaudited results for the period indicated along with prior year results are (in thousands except share and per share data):



                                                 Three Months Ended
                                                March 31,   March 31,
                                                  2004        2003
                                               ----------  ----------
Revenues                                       $   65,843  $   64,806

Operating Expenses:
     Voyage Expenses                               51,215      49,618
     Vessel and Barge Depreciation                  4,627       4,654
                                               ----------  ----------

Gross Voyage Profit                                10,001      10,534
                                               ----------  ----------

Administrative and General Expenses                 4,106       4,011
Loss (Gain) on Sale of Other Assets                     7          (4)
                                               ----------  ----------

     Operating Income                               5,888       6,527
                                               ----------  ----------

Interest and Other:
     Interest Expense                               2,722       3,481
     Loss on Sale of Investment                       623           -
     Investment Income                               (168)       (228)
     Other Income                                       -         (22)
     Loss (Gain) on Early Extinguishment of
      Debt                                             31      (1,260)
                                               ----------  ----------
                                                    3,208       1,971
                                               ----------  ----------

Income Before Provision for Income Taxes and
  Equity in Net Income of Unconsolidated
  Entities                                          2,680       4,556
                                               ----------  ----------

Provision for Income Taxes                            995       1,629
                                               ----------  ----------

Equity in Net Income of Unconsolidated
 Entities (Net of Applicable Taxes)                 1,212          67
                                               ----------  ----------
Net Income                                     $    2,897  $    2,994
                                               ==========  ==========

Basic and Diluted Earnings Per Share:
     Net Income                                $     0.48  $     0.49
                                               ==========  ==========

Weighted Average Shares of Common Stock
 Outstanding:
     Basic                                      6,082,887   6,082,887
     Diluted                                    6,092,666   6,082,887

    CONTACT: International Shipholding Corporation, New Orleans
             Erik F. Johnsen, 504-529-5461
             or
             Niels M. Johnsen, 212-943-4141